ARTICLES OF INCORPORATION

OF

TOBAHMAOZ INC.

The  undersigned  natural  person  of  the  age  of  eighteen  years  or  more,  acting  as  incorporator  of  a corporation  under  the  provisions  of  the  Wyoming  Business  Act  of  the  State  of  Wyoming,  adopts the following Articles of Incorporation for such corporation.

ARTICLE I

NAME

The name of the corporation is TobahMaoz Inc.

ARTICLE II

EXISTENCE AND DURATION

The period of duration of this corporation is perpetual.

ARTICLE III

PURPOSES AND POWERS

The purpose for which this corporation is organized is to engage  in all lawful business for  which

corporations   may  be   incorporated   pursuant   to   the   Wyoming   Business   Corporation   Act.   In

furtherance  of  its lawful  purposes, the  corporation  shall have and  may exercise all  rights,  powers

and   privileges   now   or   hereafter   exercisable   by   corporations   organized   under   the   laws   of

Wyoming.  In  addition,  it  may  do  everything  necessary,  suitable,  convenient  or  proper  for  the accomplishment of any of its corporate purposes.

ARTICLE IV

CAPITALIZATION

(a)  Authorized  Shares.  The  aggregate  number  of  shares  which  the  corporation  shall  have  the authority  to  issue  is  Five  Hundred  Twenty-Five  Million  (525,000,000  shares).  Five  Hundred

Million (500,000,000) shares shall be designated “Common Stock,” and shall have a par value of

$.001.  Twenty-Five  Million  (25,000,000)  shares  shall  be  designated  “Preferred  Stock,”  and  shall have  a  par  value  of  $.001  per  share,  and  shall  be  issued  for  such  consideration,  expressed  in dollars, as the Board of Directors may, from time to time, determine.

(b)  Consideration  for  Shares.  All  shares  of  Common  Stock  and  Preferred  Stock  shall  be  issued by  the  corporation  for  cash,  property  or  services  actually  performed,  for  no  less  than  the  par value  of  $.001  for  Common  Stock  and  $.001  for  Preferred  Stock.  All  shares  shall  be  fully  paid and non-assessable.

(c)   Issuance   of   Preferred   Stock.   The   Preferred   Stock   authorized   by   this   Certificate   of

Incorporation   may   be   issued   from   time   to   time   in   series.   The   Board   of   Directors   of   the

corporation  is  authorized  to  establish  such  series,  to  fix  and  determine  the  variations  and  the

TobahMaoz Inc., Articles of Incorporation, June 8, 2012

relative  rights  and  preferences  as  between  series,  and  to  thereafter  issue  such  stock  from  time  to time.  The  Board  of  Directors  is  also  authorized  to  allow  for  conversion  of  the  Preferred  Stock  to

Common Stock under terms and conditions as determined by the Board of Directors.

(d)  Dividends.  Dividends  in  cash,  property  or  share  of  the  corporation  may  be  paid  upon  the

Common  and  Preferred  Stock,  as  and  when  declared  by  the  Board  of  Directors,  out  of  funds  of the corporation to the extent, and in the manner permitted by law.

(e)  Voting  Rights  &  Cumulative  Voting.  Each  outstanding  share  of  Common  Stock  shall  be

entitled   to   one   vote,   and   each   fractional   share   of   Common   Stock   shall   be   entitled   to   a

corresponding  fractional  vote  on  each  matter  submitted  to  a  vote  of  shareholders.  The  voting rights  of  Preferred  Stock,  if  any,  shall  be  established  by  the  Board  of  Directors  at  the  time  such stock is issued in series. Cumulative voting shall not be allowed in the election of directors of the corporation.

(f)  Denial  of  Preemptive  Rights.  No  holder  of  any  shares  of  the  corporation,  whether  now  or hereafter  authorized,  shall  have  any  preemptive  or  preferential  right  to  acquire  any  shares  or securities of the corporation, including shares or securities held in the treasury of the corporation.

(g)  Dissolution  or  Liquidation.  Upon  any  dissolution  or  liquidation,  whether  voluntary  or involuntary,  the  holders  of  preferred  shares  shall  be  entitled  to  receive  out  of  the  assets  of  the

Corporation,  whether  such  assets  are  capital  or  surplus,  the  sum  initially  paid  per  share  and  a

further   amount   equal   to   any   dividend   thereon   declared   and   unpaid   to   the   date   of   such

distribution,  before  any  payment  shall  be  made  or  any  assets  distributed  to  the  common  stock shareholders.  Upon  any dissolution  or liquidation,  whether  voluntary or  involuntary,  if  the  assets thus  distributed  among  the  holders  of  preferred  shares  are  insufficient  to  permit  the  payment  to such  shareholder  of  the  full  preferential  amounts,  then  the  entire  assets  of  the  Corporation  to  be distributed  shall  be  distributed  ratably  among  the  holders  of  preferred  shares  and  after  payment to the preferred shareholders of such preferential amounts, the holders of common shares shall be entitled  to  receive  ratably  all  the  remaining  assets.  A  merger  or  consolidation  of  this  corporation with  or  into  any  other  corporation  or  corporations  shall  not  be  deemed  to  be  a  dissolution  or liquidation within the meaning of this provision.

ARTICLE V

INITIAL OFFICE AND AGENT

The  address  of  this  corporation’s  initial  registered  office  is  Wyoming  Corporate  Services,  Inc.,

2710   Thomes   Ave.,   Cheyenne,   WY   82001   and   the   name   of   its   initial   registered   agent   is

Wyoming Corporate Services, Inc.

ARTICLE VI

PRINCIPAL OFFICE

The address of the principal office of the  corporation is Wyoming Corporate Services,  Inc., 2710

Thomes  Ave.,  Cheyenne,  WY  82001.  The  corporation  may  maintain  such  other  offices,  either

TobahMaoz Inc., Articles of Incorporation, June 8, 2012

within  or  out  of  the  State  of  Wyoming,  as  the  Board  of  Directors  may  from  time  to  time determine or the business of the corporation may require.

ARTICLE VII

INITIAL BOARD OF DIRECTORS

The  number  of  directors  constituting the  initial  board  of  directors  of  this  corporation  is  five.  The term  of  the  board  of  directors  will  be  one  year.  The  number  of  directors  of  this  corporation  shall be not less than five; except there need be only as  many directors as there  are shareholders in the event  that  the  outstanding  shares  are,  or  initially  will  be,  held  of  record  by  fewer  than  three shareholders.  The  names  and addresses of the persons who are to serve  as directors until the  first annual meeting of shareholders or until their successors are elected and qualified are:

Alan R. Josselyn

94 East Canyon Road

P.O.Box 32,

Mayfield, Utah 84643

Email: alanrayjosselyn@gmail.com

Craig S. Cheny

328 Highfield Loop

Myrtle Beach, SC 29579

Email: byfaithinvesting@gmail.com

Basil A Cheney

669 Tidal Point Lane

Myrtle Beach, SC 29579-6525

Email: basil@cdoc.net

Dr. Thomas R. Arnette, Sr.

608 Edgewood Blvd.

Dillon, SC 29536

Email: DrTomArnetteSr@gmail.com

Robert Joseph Vivierios

334 Cottonwood Dr.

Delta, UT 84624

Email: bpvive@gmail.com

ARTICLE VIII

INDEMNIFICATION

As  the  Board  of  Directors  may  from  time  to  time  provide  in  the  By-Laws  or  by  resolution,  the corporation  may  indemnify  its  officers,  directors,  agents  and  other  persons  to  the  full  extent permitted by the laws of the State of Wyoming.

TobahMaoz Inc., Articles of Incorporation, June 8, 2012

The name and address of the incorporator is:

Leonard M. Stillman Jr.

5794 W. Poll Drive

Morgan, UT 84050

len@BusinessPlanTools.com

Dated this 8th day of June, 2012

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______________________________________

Leonard M. Stillman Jr., Incorporator

TobahMaoz Inc., Articles of Incorporation